EXHIBIT 9

October 14, 2009

Morgan Stanley & Co. Incorporated

c/o	Morgan Stanley & Co. Incorporated

1585 Broadway

New York, NY 10036

Ladies and Gentlemen:

The undersigned understands that Morgan Stanley & Co. Incorporated (“Morgan Stanley” or the “Initial Purchaser”) proposes to enter into a Purchase Agreement (the “Purchase Agreement”) with Conseco, Inc., a Delaware corporation (the “Company”), in connection with the proposed offering (the “Offering”) of up to $293.0 million aggregate principal amount of the Company’s 7.0% Convertible Senior Debentures due 2016 (the “Securities”) to be issued, in one or more series, pursuant to the provisions of an Indenture to be entered into between the Company and The Bank of New York Mellon Trust Company, N. A., as trustee. Capitalized terms used and not otherwise defined herein shall have the meanings attributed to them in the Purchase Agreement. The Securities will be convertible into shares of common stock, par value $0.01, of the Company (“Common Stock”).

To induce the Initial Purchaser to continue its efforts in connection with the Offering, the undersigned hereby agrees that, without the prior written consent of Morgan Stanley, it will not, during the period commencing on the date hereof and ending 90 days after the date of the Purchase Agreement, (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock (including, without limitation, the Company’s 3.50% Convertible Debentures due September 30, 2035), or (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise.

The foregoing shall not apply to (a) transactions relating to shares of Common Stock or other securities acquired in open market transactions after the date of the Purchase Agreement, (b) transfers of shares of Common Stock or any security convertible into Common Stock as a bona fide gift, (c) transfers to an immediate family member of the undersigned, (d) transfers to any trust for the direct or indirect benefit of the undersigned, provided that the trustee of the trust agrees to be bound in writing by the restrictions set forth herein, and provided further that any such transfer shall not involve a disposition for value, (e) transfers to an affiliate (as that term is defined in Rule 405 under the Securities Act of 1933, as amended) of the undersigned, (f) distributions of shares of Common Stock or any security convertible into Common Stock to limited partners or stockholders of the undersigned, provided that in the case of any transfer or distribution pursuant to clause (b), (c), (e) or (f), each donee, distributee or transferee shall sign and deliver a lock-up letter substantially in the form of this letter, (g) the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of shares of Common Stock, provided that such plan does not provide for the transfer of Common Stock during the 90-day restricted period, (h) transfers in connection with mergers, tender offers, exchange offers or business combinations, or (i) transfers or sales to reduce Paulson’s beneficial ownership in common stock to 9.9 percent.

For purposes of this letter agreement, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin. In addition, notwithstanding the foregoing, if the undersigned is a corporation, the corporation may transfer the capital stock of the Company to any wholly-owned subsidiary of such corporation; provided, that in any such case, (i) it shall be a condition to the transfer that the transferee execute a letter agreement stating that the transferee is receiving and holding such capital stock subject to the provisions of this letter agreement and (ii) there shall be no further transfer of such capital stock except in accordance with this letter agreement, and provided further that any such transfer shall not involve a disposition for value.

In addition, the undersigned agrees that, without the prior written consent of Morgan Stanley, it will not, during the period commencing on the date hereof and ending 90 days after the date of the Purchase Agreement, make any demand for or exercise any right with respect to, the registration of any shares of Common Stock or any security convertible into or exercisable or exchangeable for Common Stock, provided, that notwithstanding the foregoing, the undersigned shall be entitled to enforce its rights under the Investor Rights Agreement to be entered into between the Company and Paulson & Co., Inc., but such enforcement right shall not be construed to permit the undersigned to engage in any transaction prohibited by the second paragraph in this letter during the period commencing on the date hereof and ending 90 days after the date of the Purchase Agreement. The undersigned also agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of the undersigned’s shares of Common Stock except in compliance with the foregoing restrictions.

The undersigned understands that the Company and the Initial Purchaser are relying upon this letter agreement in proceeding toward consummation of the Offering. The undersigned further understands that this letter agreement is irrevocable and shall be binding upon the undersigned’s heirs, legal representatives, successors and assigns.

The undersigned understands that, if the Purchase Agreement does not become effective prior to October 23, 2009, or if the Purchase Agreement (other than the provisions thereof which survive termination) shall terminate or be terminated prior to payment for and delivery of the Securities to be sold thereunder, the undersigned shall be released from all obligations under this letter agreement.

Whether or not the Offering actually occurs depends on a number of factors, including market conditions. Any Offering will only be made pursuant to the Purchase Agreement, the terms of which are subject to negotiation between the Company and the Initial Purchaser.

This letter agreement shall be governed by and construed in accordance with the laws of the State of New York.

Very truly yours,

/s/ Paulson & Co. Inc.

PAULSON & CO. INC., on behalf of the several investment funds and accounts managed by it

/s/ Michael Waldorf

Michael Waldorf, Managing Director

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